                                                                 Exhibit (a)(1)

                           NAVIGANT CONSULTING, INC.

                     Offer to Purchase Outstanding Options
             with Exercise Prices Equal to or in Excess of $15.00
                                   for Cash

                        The Offer and Withdrawal Rights
                      Expire at 5:00 P.M., Central Time,
          on Thursday, October 31, 2002, Unless the Offer Is Extended

                                October 4, 2002

   Navigant Consulting, Inc. is offering to purchase from its eligible employees certain outstanding nonqualified stock options at the purchase price per share of Navigant Consulting common stock subject to eligible options set forth below:

  . $1.50 per share for eligible options with exercise prices between $15.00 and $20.00;

  . $1.25 per share for eligible options with exercise prices between $20.01 and $30.00; and

  . $1.00 per share for eligible options with exercise prices greater than $30.00.

   We refer to these prices as the option purchase price.

   We are making this offer upon the terms and subject to the conditions described in this Offer to Purchase and in the related Election Form (which together, as they may be amended from time to time, constitute the offer).

   This offer relates only to eligible options, which are currently outstanding nonqualified stock options to purchase shares of Navigant Consulting common stock with an exercise price equal to or in excess of $15. We granted all eligible options under the Navigant Consulting, Inc. Long-Term Incentive Plan (as amended through the date hereof), which we refer to as our Plan.

   Only individuals who are U.S. employees of Navigant Consulting on the expiration date and who hold eligible options may participate in this offer. We refer to our employees who meet these eligibility requirements as eligible employees. Holders of eligible options who are not Navigant Consulting employees, including non-employee directors, consultants and subcontractors of Navigant Consulting, may not participate in this offer. In addition, employees who are notified prior to October 31, 2002, which we call the expiration date, that their employment with us will be terminated, employees who received an option award from us during the six month period prior to the expiration date and employees who are executive officers or directors of Navigant Consulting are not eligible to participate in this offer.

   You are not required to tender any of your eligible options. If you choose to tender any of your eligible options, however, you must tender all outstanding options held by you with an exercise price equal to or in excess of $15.00 per share. We will pay the option purchase price for each properly tendered option not validly withdrawn if the tendered options are accepted for payment following completion of the offer. We will accept for payment all validly tendered options not validly withdrawn. This offer is not conditioned upon a minimum number of eligible options being tendered. This offer is subject to the conditions that we describe in Section 6 of this Offer to Purchase.

   Although our Board of Directors has approved this offer, neither Navigant Consulting nor its Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether to elect to tender your eligible options.

   Concurrently with this offer, we are offering to employees who are not corporate executive officers or directors of Navigant Consulting, the opportunity to exchange certain options subject to variable accounting treatment for shares of restricted stock. These options were granted to them on June 1, 2000 and on September 1, 2000 in exchange for certain options that were exchanged on June 1, 2000. We refer to that concurrent offer as the Concurrent Offer to Exchange. Holders of such options will receive one share of restricted stock for each 1.5 shares of common stock subject to options granted on June 1, 2000 that are validly tendered and not withdrawn pursuant to the Concurrent Offer to Exchange and one share of restricted stock for each 1.3 shares of common stock subject to options granted on September 1, 2000 that are validly tendered and not withdrawn pursuant to the Concurrent Offer to Exchange. The options subject to the Concurrent Offer to Exchange relate to an aggregate 1,350,228 shares of our common stock. Any holder of such an eligible option who received an option award from us within six months prior to the expiration date will not be eligible for the Concurrent Offer to Exchange.

   Shares of our common stock are quoted on the New York Stock Exchange under the symbol NCI. On October 2, 2002, the closing price of our common stock on the New York Stock Exchange was $5.30 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to tender your eligible options.

   You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Purchase or the Election Form to Phil Sidock at (312) 583-5703, Julie Howard at (312) 573-5633 or Philip Steptoe at
(312) 573-5603.

                                   IMPORTANT

   IF YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO US AT THE ADDRESS OR FACSIMILE NUMBER ON THE ELECTION FORM SO THAT WE RECEIVE IT BEFORE 5:00 P.M., CENTRAL TIME, ON THURSDAY, OCTOBER 31, 2002. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION AGREEMENTS FOR YOUR ELIGIBLE OPTIONS TO ELECT EFFECTIVELY TO TENDER OPTIONS IN THIS OFFER. YOUR STOCK OPTION AGREEMENTS RELATING TO THE ELIGIBLE OPTIONS YOU ELECT TO TENDER WILL BE AUTOMATICALLY RENDERED NULL AND VOID UPON OUR ACCEPTANCE OF THOSE ELIGIBLE OPTIONS IN THIS OFFER.

   We are not making this offer to, nor will we accept any election to tender eligible options from, or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to tender such options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

   We have not authorized any person to make any recommendation on our behalf as to whether you should elect to tender or refrain from electing to tender your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

   THIS OFFER TO PURCHASE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

     SUMMARY TERM SHEET............................................... 4
     QUESTIONS AND ANSWERS ABOUT THE OFFER............................ 4
     QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO TENDER
       OPTIONS FOR PURCHASE........................................... 7
     THE OFFER........................................................ 9

Section 1.  Option Purchase Price; Expiration Date..............................................   9
Section 2.  Purpose of the Offer................................................................  10
Section 3.  Procedures..........................................................................  11
Section 4.  Withdrawal Rights...................................................................  12
Section 5.  Acceptance of Purchase Options and Payment of Cash Amount...........................  12
Section 6.  Conditions of the Offer.............................................................  13
Section 7.  Price Range of Common Stock.........................................................  15
Section 8.  Source and Amount of Funds..........................................................  15
Section 9.  Information About Navigant Consulting, Inc..........................................  16
Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options  17
Section 11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.  18
Section 12. Legal Matters; Regulatory Approvals.................................................  18
Section 13. Material U.S. Federal Income/Withholding Tax Consequences...........................  18
Section 14. Extension of Offer; Termination; Amendment..........................................  19
Section 15. Fees and Expenses...................................................................  19
Section 16. Additional Information..............................................................  20
Section 17. Forward Looking Statements; Miscellaneous...........................................  20

ANNEX A     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
            MANAGEMENT.......................................................................... A-1

                              SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about this offer. We urge you to read the entirety of this Offer to Purchase and the accompanying Election Form carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Purchase where you can find a more complete description of the topics in this summary.

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q1.  What securities is Navigant Consulting offering to purchase?

   We are offering to purchase eligible options. (See Question 2) The eligible options were issued under our Long-Term Incentive Plan, which we refer to as our Plan.

Q2.  Are all of my stock option grants eligible for this offer?

   Not necessarily. Eligible options are those currently outstanding nonqualified stock options to purchase shares of Navigant Consulting common stock that were granted by us to eligible employees and that have an exercise price equal to or in excess of $15.00 per share. The eligible option grants are the following:

                                No. of Shares of Common   Exercise
            Grant Date         Stock Underlying the Grant Price ($)
            ----------         -------------------------- ---------
            December 12, 1996            28,500            17.5000
            March 17, 1997               13,875            16.2500
            June 2, 1997                  1,500            16.1667
            June 16, 1997                   500            18.2500
            August 1, 1997                3,812            22.1667
            July 1, 1998                 14,250            35.0000
            September 1, 1998            32,825            28.0000
            March 10, 1999                1,000            35.0000
            April 1, 1999                10,950            31.3750
            July 1, 1999                 12,500            26.5625
            July 12, 1999                   750            32.9375
            August 2, 1999                  500            40.6875
            August 9, 1999                  250            37.7500
            August 16, 1999                 250            39.4375
            August 23, 1999                 500            41.0000
            August 31, 1999                 500            43.8750
            September 14, 1999              250            46.3750
            September 22, 1999              250            46.3750
            September 24, 1999              250            46.3750
            October 4, 1999               2,000            45.9375
            October 13, 1999              2,000            45.1250
            October 27, 1999             10,323            26.9375
            November 2, 1999              6,150            27.3750

Q3.   Are unvested options eligible for purchase?

   Yes. All your options that are otherwise eligible for purchase in the offer may be tendered, regardless of whether they are vested or unvested.

Q4.  For how much will Navigant Consulting purchase the options?

   We will pay the following price per share underlying validly tendered and not withdrawn eligible options:

  . $1.50 per share for eligible options with exercise prices between $15.00 and $20.00;

  . $1.25 per share for eligible options with exercise prices between $20.01 and $30.00; and

  . $1.00 per share for eligible options with exercise prices greater than $30.00 per share.

   We refer to these amounts as the option purchase price.

Q5. If I accept the purchase offer, do I have to tender all of my eligible stock options?

   Yes. If you have multiple option grants that have exercise prices equal to or in excess of $15.00, the acceptance of the offer must apply to all eligible options held by you.

Q6.  Who is eligible to participate in this offer?

   Only individuals who are U.S. employees of ours on the expiration date and who hold eligible options may participate in this offer. We refer to our employees who meet these eligibility requirements as eligible employees. Holders of eligible options who are not Navigant Consulting employees, including non-employee directors, consultants and subcontractors of Navigant Consulting, may not participate in this offer. In addition, employees who are notified prior to the expiration date that their employment with us will be terminated, employees who received an option award from us during the six month period prior to the expiration date and employees who are executive officers or directors of Navigant Consulting are not eligible to participate in this offer. (See also Question 13)

Q7.  How was the option purchase price determined?

   The Black-Scholes option valuation method was used to value the options. We assumed a range of stock prices from $5.00 to $7.00 per share, expected volatility from 60% to 80%, a risk free interest rate matching the exercise term and other assumptions about expected lives of the options. With these assumptions, we calculated a range of values from $0.64 to $2.61. We chose to make the offer at an option purchase price of $1.00, $1.25 or $1.50, as applicable. However, because different methodologies and assumptions would lead to different valuations, you should make your own independent decision as to whether to accept our offer.

Q8. What will happen to any options I hold that are not eligible for the offer or that I elect not to tender?

   Those options will remain outstanding on their existing terms and conditions. The vesting schedules of any outstanding options that are not eligible, or elected, for purchase in the offer will remain unchanged.

Q9.  Why is Navigant Consulting making the offer?

   We believe that many of our outstanding options are not achieving their intended purpose. The options that we are offering to purchase have exercise prices ranging from $16.17 to $46.38 per share, while the closing price of our common stock on October 2, 2002, as reported on the New York Stock Exchange, was $5.30 per share. These options are most likely not currently providing significant incentives to employees, and, at the same time, they reduce the pool of employee stock options otherwise available for issuance under our Plan. By offering to purchase these eligible options, we hope to provide immediate value to the holders of eligible options and enhance the flexibility of the Plan. Assuming all eligible options are purchased in the offer, approximately 144,000 shares will become available for future grants.

Q10.  Is this a repricing?

   No, this is not a repricing because we are not simply resetting the exercise price of the options that you currently hold. Instead, you will receive the option purchase price for the eligible options you tender in the offer.

Q11.  Are there conditions to this offer?

   Although the offer is not conditioned upon a minimum number of eligible options being tendered, the offer is subject to a number of other conditions, including the conditions described in Section 6 beginning on page 11.

Q12. Apart from receiving the option purchase price, what are the consequences of participating in the offer?

   If you elect to tender your eligible options for the option purchase price, you also must:

  . acknowledge that your outstanding option agreement(s) relating to the eligible options you elected to tender has been cancelled and automatically rendered null and void, and irrevocably release all your rights thereunder; and

  . authorize Navigant Consulting to deduct from the aggregate option purchase price you will receive upon payment for your validly tendered options the amount of the applicable withholding taxes. (See Section 13)

Q13. Are there any eligibility requirements I must satisfy in order to receive the option purchase price?

   You must be employed by us on the expiration date of the offer. (See Question 6)

   In addition, you must be a U.S. employee on the date this offer is made and you must continue to be a U.S. employee on the date this offer expires. A U.S. employee is an employee of Navigant Consulting or one of its subsidiaries who is on the U.S. payroll and resides in the United States. If you are not a U.S. employee on either of those dates, you will not be eligible to accept this offer. We are not making this offer to, nor will we accept any election to tender eligible options from, or on behalf of, option holders in any jurisdiction outside the United States. (See Section 9)

Q14.  When will I receive payment for my options that are accepted for payment?

   We will pay the option purchase price for each validly tendered option accepted for payment promptly following the expiration date of the offer. (See Question 4) No interest will accrue and no interest will be paid on any of the option purchase price, regardless of when paid. (See Section 5) You may not defer receipt of the option purchase price.

Q15.  How will Navigant Consulting fund the payment for the tendered options?

   We will use cash on hand to make payment on the terms set forth in this Offer to Purchase with respect to all validly tendered options not withdrawn. (See Section 8)

Q16.  How does a leave of absence impact the offer?

   Employees who are participating in Navigant Consulting-approved sabbaticals or other Navigant Consulting-approved leaves of absence may participate in the offer.

Q17. What are the tax consequences if I tender my eligible options in the offer?

   The option purchase price paid to option holders who tender eligible options will be taxed as ordinary compensation income of the option holder in the year received. The option purchase price will be subject to withholding of income and employment taxes. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. (See Section 13)

Q18. What are the tax consequences if I do not exchange my eligible options in the offer?

   If you elect not to exchange your eligible options in the offer, there should be no immediate tax consequences.

                  QUESTIONS AND ANSWERS ABOUT THE PROCEDURES
                  FOR ELECTING TO TENDER OPTIONS FOR PURCHASE

Q19. When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?

   The offer expires on Thursday, October 31, 2002, at 5:00 P.M., central time, unless we extend it. We call this date the expiration date. No exceptions will be made to this deadline. If you wish to tender any eligible options, you must return a properly completed and signed Election Form so that we receive it by this deadline.

   Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 A.M., central time, on November 1, 2002. (See
Section 14)

Q20.  What do I need to do?

   If you choose to participate in this offer, you must complete, sign and return your Election Form and deliver it to us so that we receive it by 5:00 P.M., central time, on Thursday, October 31, 2002, unless the offer is extended. (See Section 3) We can reject any Election Forms received after this deadline.

   Your election will be effective only if RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date. Alternatively, you may send your Election Form by fax to (312) 583-6898, attention Phil Sidock. We will accept only a paper copy of your Election Form (whether by facsimile, mail or courier delivery). We plan to send you an e-mail within two business days acknowledging our receipt of your Election Form. If you have questions about delivery, you may contact Phil Sidock at (312) 583-5703, Julie Howard at (312) 573-5633 or Philip Steptoe at
(312) 573-5603. You should carefully review the Offer to Purchase, the Election Form, and all of their attachments before making your election.

   If we extend the offer beyond Thursday, October 31, 2002, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. (See Section 3) We will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this offer expires. (See Section 6)

Q21.  During what period of time may I change my previous election?

   You will have the right to withdraw your tendered options at any time before the expiration date. We intend to make our decision either to accept all properly tendered options or to reject them all on the business day after this offer expires. (See Section 4)

Q22. Do I have to return an Election Form if I do not want to tender my eligible options?

   No. You need to complete and deliver the Election Form to us by the deadline specified above only if you choose to tender all of your eligible options. (See
Section 3)

Q23.  What happens if I don't submit an Election Form by the expiration date?

   If you do not submit an Election Form by the expiration date, we will assume that you chose not to tender any of your eligible options for cash.

Q24. What happens to my options if I do not accept the offer or if my options are not accepted for purchase?

   Nothing. If you do not accept the offer, or if we do not accept any options tendered for purchase, you will keep all of your current options and you will not receive any cash. No changes will be made to your current options.

Q25.  Do I have to participate in the offer?

   No. This is a voluntary program. Whether you choose to participate will have no effect on your future employment or compensation at Navigant Consulting.

Q26.  What does our Board of Directors think of the offer?

   Although our Board of Directors has approved this offer, the Board of Directors makes no recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether to elect to tender your eligible options.

Q27.  What are the risks in tendering my stock options?

   Because the cash to be received by you for your validly tendered options ranges from $1.00 to $1.50 per share, as applicable, less any applicable withholding taxes, if the price of our common stock rises substantially above the exercise price of your current stock options, you could receive more income by retaining the options. On the other hand, if the stock price rises but does not increase above the exercise price by more than the option purchase price, you would receive a greater benefit by tendering your eligible options in the offer.

Q28. Is there any information regarding Navigant Consulting that I should be aware of?

   Your decision whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business.

   Therefore, before making your decision, you should carefully review the information about Navigant Consulting set forth in Section 9 of this document. This information includes an update on certain recent events affecting our business and certain financial information that we have incorporated by reference in this Offer to Purchase by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002. (See Section 9)

   You may also find additional information about us on our website at www.navigantconsulting.com. The information on our website is not deemed to be a part of this Offer to Purchase.

Q29. What are the accounting consequences to Navigant Consulting of making this offer?

   If consummated, this offer will result in a compensation charge to us of less than $250,000 if all of the eligible options are tendered and accepted for purchase. This charge will be reflected on our consolidated financial statements for the quarter in which the offer is consummated.

Q30. Will someone at Navigant Consulting advise me on what I should do in the offer?

   Navigant Consulting cannot advise you on whether to keep or tender your eligible options. We recommend you discuss your personal situation with your own professional advisor and then decide whether or not to participate in the offer.

Q31.  Whom should I contact if I have additional questions about the offer?

   For additional information about the offer, you can contact Phil Sidock at
(312) 583-5703, Julie Howard at (312) 573-5633 or Philip Steptoe at (312)
573-5603.

   In addition, we also plan to conduct a question and answer session about the general terms of the offer. In so doing, however, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the offer. You should consult your personal advisors if you have questions about your own financial or tax situation. We will be providing you information about the timing and location of the question and answer session shortly after your receipt of these materials.

                                   THE OFFER

Section 1.  Option Purchase Price; Expiration Date

   We are offering to purchase from our eligible employees certain outstanding nonqualified stock options at the purchase price per share of Navigant Consulting common stock subject to eligible options set forth below:

  . $1.50 per share for eligible options with exercise prices between $15.00 and $20.00;

  . $1.25 per share for eligible options with exercise prices between $20.01 and $30.00; and

  . $1.00 per share for eligible options with exercise prices greater than $30.00.

   We refer to these prices as the option purchase price.

   We are making this offer upon the terms and subject to the conditions described in this Offer to Purchase and in the related Election Form (which together, as they may be amended from time to time, constitute the offer).

   This offer relates only to eligible options, which are currently outstanding nonqualified stock options to purchase shares of Navigant Consulting common stock with an exercise price equal to or in excess of $15. We granted all eligible options under the Navigant Consulting, Inc. Long-Term Incentive Plan (as amended through the date hereof), which we refer to as our Plan. The Plan is an employee benefit plan as defined in Rule 405 under the Securities Act. As of September 24, 2002, there were eligible options and non-eligible options outstanding under all of our employee benefit plans relating to an aggregate 143,685 and 7,382,867 shares of our common stock, respectively.

   Only individuals who are U.S. employees of Navigant Consulting on the expiration date (as defined below) and who hold eligible options may participate in this offer. We refer to our employees who meet these eligibility requirements as eligible employees. Any holders of eligible options who are not Navigant Consulting employees, including non-employee directors, consultants and subcontractors of Navigant Consulting, may not participate in this offer. In addition, employees who are notified prior to the expiration date that their employment with us will be terminated, employees who received an option award from us during the six month period prior to the expiration date and employees who are executive officers or directors of Navigant Consulting are not eligible to participate in this offer.

   Our offer is subject to the terms and conditions described in this Offer to Purchase and the Election Form. We will not accept eligible options unless they are properly elected for purchase and not validly withdrawn in accordance with
Section 5 of this Offer to Purchase before the offer expires on the expiration date as defined below.

   You are not required to tender any of your eligible options. If you choose to tender any of your eligible options, however, you must tender all options held by you with an exercise price equal to or in excess of $15.00 per share. Subject to the terms and conditions of this offer, we will accept for purchase, and purchase, eligible options to purchase shares of our common stock that are validly tendered on or before the expiration date and are not properly withdrawn in accordance with Section 4. This offer is not conditioned upon a minimum number of eligible options being tendered. This offer is subject to the conditions that we describe in Section 6 of this Offer to Purchase.

   The term expiration date means 5:00 P.M., central time, on October 31, 2002, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term expiration date will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer and Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all.

   We will publish a notice if we decide to take any of the following actions:

  . increase or decrease or otherwise change the consideration we will give you as consideration for your eligible options; or

  .  change the number or type of options eligible to be tendered in the offer.

   If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

   A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, central time.

Section 2.  Purpose of the Offer

   We are making this offer for compensatory purposes and to further advance our corporate compensation philosophy. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. These options are most likely not currently providing significant incentives to employees, and, at the same time, they reduce the pool of employee stock options otherwise available for issuance under our Plan. By offering to purchase these eligible options, we hope to provide immediate value to the holders of eligible options and enhance the flexibility of the Plan. Assuming all eligible options are purchased in the offer, approximately 144,000 shares will become available for future grants.
   From time to time, we evaluate strategic opportunities that may arise, including strategic alliances and acquisitions or dispositions of assets. On an ongoing basis, we discuss these possible strategic alliances, acquisitions or dispositions with other companies. On September 24, 2002, we acquired The Hunter Group, a healthcare consulting firm. We issued a press release on that day setting forth information about the acquisition and will promptly file a Current Report on Form 8-K.

   Further, we may make changes in our current Board of Directors (including, but not limited to, changes to the committee assignments and chairman designations of members of our board of directors, and revisions to our audit committee and compensation committee charters) to the extent such action is required by the provisions of the Sarbanes-Oxley Act of 2002, the New York Stock Exchange's revised Corporate Governance Rules and similar adoptions of or revisions to laws or regulations regarding current corporate governance issues. We are also considering a possible addition of one or more new members to our board of directors.

   Subject to the foregoing, and except as otherwise disclosed in Section 9 of this Offer to Exchange or in future filings with the SEC, we currently have no definitive plans or proposals that relate to or would result in:

      (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

      (b) any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

      (c) any material change in our current dividend policy, or our indebtedness or capitalization;

      (d) any change in our current Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

      (e) any other material change in our corporate structure or business;

      (f) our common stock's not being authorized for listing on a national securities exchange;

      (g) our common stock's becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

      (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

      (i) the acquisition by any person of any of our securities or the disposition of any of our securities other than (x) pursuant to our Plan,
   (y) acquisitions by us pursuant to our previously authorized and disclosed stock repurchase program or (z) pursuant to our Supplemental Equity Incentive Plan; or

      (j) any change in our Certificate of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of Navigant Consulting by any person.

   Neither we nor our Board of Directors makes any recommendation as to whether you should elect to tender your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Purchase and the accompanying Election Form and to consult your own investment and tax advisors. You must make your own decision whether to elect to tender your eligible options.

Section 3.  Procedures

   Making Your Election. To accept this offer, you must make your election on the Election Form and sign and deliver it to us so that we receive it before the expiration date, which is 5:00 P.M., central time, October 31, 2002.

   Your election will be effective only if RECEIVED by us by that deadline. To ensure timely delivery we recommend that you send your completed Election Form by mail to the address set forth in the Election Form, well in advance of the expiration date. Alternatively, you may send your Election Form by fax to (312) 583-6898, attention Phil Sidock. We will accept only a paper copy of your Election Form (whether by facsimile, mail or courier delivery). We plan to send you an e-mail within two business days acknowledging our receipt of your Election Form. You do not need to return your stock option agreements for your eligible options to effectively elect to tender your eligible options. Your stock option agreements relating to the eligible options you elected to tender will be automatically cancelled and rendered null and void, upon our acceptance of your properly tendered eligible options to which they relate.

   By tendering your eligible options and retuning to us your completed Election Form, you are

  . acknowledging that your outstanding option agreement relating to the eligible options you elected to tender has been cancelled and automatically rendered null and void and irrevocably releasing all your rights thereunder; and

  . authorizing us to deduct from the aggregate option purchase price you will receive upon payment for your validly tendered options the amount of the applicable withholding taxes.

   Your signature on, and return of, the Election Form will constitute your agreement to these terms, effective upon your valid tender of your eligible options and our acceptance of any eligible options you may elect to tender.

   The method of delivery of all documents, including the Election Form, is at your election and risk. If delivery is by mail, we recommend use of certified or registered mail, return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

   Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. As described in Section 6, we will make a decision either to accept all of the properly tendered options or to reject them all on the business day after this offer expires. We may waive any defect or irregularity in any Election Form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the purchase of any options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

   Our Acceptance Constitutes an Agreement. If you elect to tender your eligible options and you return your Election Form according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of eligible options that are properly tendered will form a binding agreement between you and us on the terms and subject to the conditions of this offer on the date of our acceptance of your validly tendered and not withdrawn eligible options.

Section 4.  Withdrawal Rights

   You may withdraw tendered options only by following the procedures described in this Section 4.

   Withdrawal of Election. You may withdraw the options you have elected to tender for purchase at any time before 5:00 P.M., central time, on October 31, 2002. If the offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

   To validly withdraw the options you have elected to tender, you must deliver to us by fax at (312) 583-6898, attention Phil Sidock, or by mail at the address appearing in the Election Form a written notice of withdrawal, with the information required by the following paragraph, while you still have the right to withdraw your options.

   The notice of withdrawal must specify your name, the grant date, exercise price and the number of options subject to the notice to be withdrawn. You may not withdraw only a portion of your eligible options. If we receive a notice of withdrawal that attempts to withdraw less than all of your eligible options, we may, at our complete discretion, accept that as a notice of withdrawal with respect to all eligible options or as an invalid notice of withdrawal.

   You may not rescind any withdrawal, but you may re-elect to tender eligible options. Any options you withdraw will thereafter be deemed not properly elected for tender for purposes of the offer unless you properly re-elect to tender those options before the expiration date by submitting a new Election Form and following the procedures described above.

   As discussed in Section 6, we intend to make our decision either to accept all properly tendered options or to reject them all on the business day after this offer expires.

   Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or notice of withdrawal, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of new Election Forms and notices of withdrawal. Our determinations of these matters will be final and binding.

Section 5.  Acceptance for Purchase of Options and Payment of Cash Amount

   On the terms and subject to the conditions of this offer and as promptly as practicable after the expiration date, we will accept for purchase all options validly tendered and not validly withdrawn on or before the expiration date. Upon our acceptance of your eligible options you elect to tender, your currently outstanding option agreements relating to the tendered eligible options will be cancelled and automatically rendered null and void and you, by tendering your eligible options, irrevocably release all of your rights thereunder. If we extend the date by which we are permitted to accept and cancel the options properly tendered, you will be paid, in accordance with the terms and conditions of this offer, upon the expiration of the end of any extension.

   You will receive the full option purchase price per share (less applicable withholding taxes), as calculated as provided in this offer, for your options that are properly tendered and are accepted for payment as promptly as practicable after the expiration date.

   If you are not a U.S. employee on the date this offer is made or you are not a U.S. employee on the date it expires, you will not be eligible to accept this offer. A U.S. employee is an employee of Navigant Consulting or one of its subsidiaries who is on the U.S. payroll and resides in the United States.

   Under no circumstances will interest accrue or be paid on amounts to be paid to tendering option holders, regardless of when payment of any portion of the cash amount is made or if there is any delay in making any cash payment for any reason.

Section 6.  Conditions of the Offer

   Upon expiration of this offer, assuming none of the events listed in this
Section 6 has occurred, we will promptly accept all of the properly tendered eligible options or reject them all. If we reject them all, we will communicate this to you by e-mail by 5:00 P.M. central time on the business day after this offer expires. If we accept all of the properly tendered options, they will be purchased and cancelled as described herein. If we reject them all, you will keep all of your current options and you will not receive any cash.

   Notwithstanding any other provision of the offer, we will not be required to accept any eligible options elected for purchase, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any eligible options elected for purchase, in each case, subject to certain securities laws limitations, if at any time on or after October 4, 2002 and before the expiration date of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of the event or events makes it inadvisable for us to proceed with the offer or with the acceptance and cancellation of eligible options elected for purchase:

   (a) there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for purchase pursuant to the offer, the payment of the option purchase price for tendered eligible options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of our Company or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

   (b) there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court, the SEC, the NYSE or any other authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      (i) make the acceptance for purchase of, or payment of the option purchase price for tendered eligible options for, some or all of the eligible options elected for purchase illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

      (ii) delay or restrict our ability, or render us unable, to accept for purchase, or pay the option purchase price for, some or all of the eligible options elected for purchase;

      (iii) materially impair the contemplated benefits of the offer to us; or

      (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Navigant Consulting or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

   (c) there has occurred:

      (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

      (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

      (iii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in our reasonable judgment, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it inadvisable to proceed with the offer;

      (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

      (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Navigant Consulting or our subsidiaries or on the trading in our common stock or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

      (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

      (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poors Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on October 4, 2002;

   (d) there has occurred any change in generally accepted accounting standards, or any legislation, rule or regulation of any governmental agency, that could or would require us for financial reporting purposes to record additional compensation expense, other than that based on our common stock value on the purchase date, against our earnings in connection with the offer;

   (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

      (i) any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 4, 2002;

      (ii) any such person, entity or group that has filed a Schedule 13D or
   Schedule 13G with the SEC shall have, since October 4, 2002, acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

      (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

   (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

   The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to our acceptance of validly tendered and not withdrawn eligible options. We may waive them, in whole or in part, at any time and from time to time prior to our acceptance of validly tendered and not withdrawn eligible options, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights wish respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

Section 7.   Price Range of Common Stock

   There is no established trading market for the eligible options. Our common stock is traded on the New York Stock Exchange under the symbol NCI. The following table sets forth, for the periods indicated, the high and low sale price per share of our common stock on the New York Stock Exchange.

                                            High   Low
                                           ------ -----
                        2000
                           First Quarter.. $11.69 $7.00
                           Second Quarter.  11.00  3.63
                           Third Quarter..   4.44  3.00
                           Fourth Quarter.   4.13  2.81
                        2001
                           First Quarter..   7.15  3.75
                           Second Quarter.   8.20  5.15
                           Third Quarter..   7.52  2.70
                           Fourth Quarter.   5.50  3.00
                        2002
                           First Quarter..   6.63  4.68
                           Second Quarter.   6.99  6.15
                           Third Quarter..   6.80  5.06

   As of October 2, 2002, the closing price of our common stock, as reported by the New York Stock Exchange, was $5.30 per share.

   We recommend that you obtain current market quotations for our common stock before deciding whether to elect to tender your eligible options.

Section 8.  Source and Amount of Funds

   As of September 24, 2002, there were issued and outstanding options to purchase 143,685 shares of our common stock that are eligible to participate in this Offer to Purchase, and an additional 1,350,228 shares that are eligible to participate in the offer described in the Concurrent Offer to Exchange (as defined in Section 9). If we receive and accept for purchase all outstanding eligible options in this offer, the aggregate option purchase price will be less than $250,000.

   We anticipate making the payment to tendering option holders for the purchase of options pursuant to this offer and the payment of related fees and expenses from available cash on hand.

Section 9.  Information About Navigant Consulting, Inc.

  General

   We are a management consulting firm to Fortune 500 and other companies, government agencies, law firms, financial institutions and regulated industries.

   We had our initial public offering in 1996. We have had three subsequent public offerings, one in 1997 and two in 1998. From 1996 to 1999, we acquired 24 consulting firms. During 1999 and 2000, we replaced our management team and the new management team subsequently implemented a major realignment of Navigant Consulting. During 2000, we completed three large strategic divestitures which eliminated three former business segments: Economic & Policy Consulting, Strategic Consulting and IT Solutions. In addition, we shut down or sold a number of other businesses that had been unprofitable or were not deemed complementary to our current business structure. Since the beginning of 2001, we have acquired consulting firms or practices that were deemed complementary to our current businesses, as reflected in our Annual Report on Form 10-K for the year ended December 31, 2001, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 and our press release issued on September 24, 2002.

   Our current business structure consists of two business segments: Financial & Claims Consulting and Energy & Water Consulting. Each business segment has direct responsibility and accountability for its decisions, costs and profits. Our consultants have the autonomy and authority to seek, engage and complete assignments. This business model and our experience, reputation and industry focus enables us to compete effectively in the consulting marketplace.

   Our Financial & Claims Consulting business segment is comprised of advisors and consultants who specialize in assisting clients with the financial, economic, accounting and information aspects of its engagements. This business segment provides consulting services such as data management, quality control, business and property valuation, research and analysis, litigation support and expert testimony, bankruptcy and solvency management, outsourcing and claims management.

   Our Energy & Water Consulting business segment is comprised of advisors and consultants who provide services to all areas of the energy industry. The business segment provides consulting and transaction support services to the energy, network based and regulatory industries. These services include, among others, the areas of production, generation, transmission, distribution and retail supply. This business segment also provides planning and engineering services to the water industry.

   We are a Delaware corporation headquartered in Chicago, Illinois. Our executive offices are located at 615 North Wabash Avenue, Chicago, Illinois 60611, and our telephone number at that address is (312) 573-5600.

  Concurrent Offer to Exchange

   Concurrently with the offer described in this Offer to Purchase, we are offering to employees who are not corporate executive officers or directors of Navigant Consulting, the opportunity to exchange certain options subject to variable accounting treatment for shares of restricted stock. These options were granted to them on June 1, 2000 and on September 1, 2000 in exchange for certain options exchanged on June 1, 2000. Holders of such options will receive one share of restricted stock for each 1.5 shares of common stock subject to options granted on June 1, 2000 that are validly tendered and not withdrawn pursuant to the Concurrent Offer to Exchange and one share of restricted stock for each 1.3 shares of common stock subject to options granted on September 1, 2000 that are validly tendered and not withdrawn pursuant to the Concurrent Offer to Exchange. The options subject to the Concurrent Offer to Exchange relate to an aggregate 1,350,228 shares of our common stock. Any holder of such an eligible option who received an option award from us within six months prior to the expiration date will not be eligible for the Concurrent Offer to Exchange.

   In addition, we are offering a Leadership Retention and Incentive Program (which we call the Leadership Program) to certain individuals in our leadership group in exchange for their entering into certain non-solicitation agreements with us. As part of the program, we will be granting participants restricted stock units and, in some cases, offering participants the opportunity to purchase restricted stock units. The restricted stock units are notional units representing shares of Navigant Consulting common stock. Our board of directors has authorized the issuance of restricted stock units representing up to 2.9 million shares of our common stock in connection with the Leadership Program; however we currently anticipate that no more than 2.4 million shares, which represents the total amount of shares currently available under our Plan, will be issued to the individuals in the leadership group who enter into the non-solicitation agreements. Our ability to issue any additional awards of restricted stock units, restricted stock or stock options under the Leadership Program or the Plan will depend, among other things, on the results of the Offer to Exchange and this Offer to Purchase.

  Financial Information

   This Offer to Purchase and the Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer to Purchase incorporate certain financial information about Navigant Consulting included in:

  . pages F-1 through F-28 of our Annual Report to our stockholders for the fiscal year ended December 31, 2001;

  . pages 3 through 10 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

  . pages 3 through 11 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

      Please see Section 16 of this document for information about how to obtain copies of our SEC filings.

   For the six-month period ended June 30, 2002, our ratio of earnings to fixed charges was 9.4x. As used herein, the ratio of earnings to fixed charges represents the ratio of earnings before income taxes plus fixed charges to fixed charges. Fixed charges include net cash interest expense plus a reasonable approximation of the interest portion of rent expense. For the years ended December 31, 2000 and 2001, our earnings were inadequate to cover fixed charges, with deficiencies of $0.7 million and $0.5 million, respectively.

   As of June 30, 2002, our book value per share was $4.20, based on our total stockholders' equity of approximately $166,554,000 and 39,696,000 total shares of our common stock issued and outstanding. Assuming we issue 973,296 shares of restricted stock in connection with the Concurrent Offer to Exchange, our book value per share, on a pro forma basis, assuming full vesting of such restricted stock units, would be $4.10 as of June 30, 2002.

Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options

   Neither our executive officers nor members of our board of directors (whether employee or non-employee directors) are eligible to tender options for purchase under the offer.

   A list of our directors and executive officers and the number of shares of our common stock beneficially owned by each of them is included in Annex A to this Offer to Purchase.

   As of September 24, 2002, our executive officers as a group and non-employee directors as a group beneficially owned no eligible options.

   Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the Plan, except as set forth in this Offer to Purchase or in Section 9 above regarding the Concurrent Offer to Exchange and the Leadership Program, and except as set forth in the immediately following paragraph, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

   As of December 31, 1999, we held notes receivable from three of our former officers with an aggregate principal balance of $7.9 million. The notes receivable arose from transactions in which these individuals borrowed money from us to purchase a total of 200,000 shares of our common stock from third parties and 37,500 shares of common stock from us. The notes receivable were accompanied by pledge agreements, which pledged the shares as collateral security for repayment of the notes. The borrowers subsequently either challenged the enforceability of the note agreements or declined to confirm their intention to comply with the terms of the notes. In December 2000, we obtained the 237,500 shares, valued at $0.9 million, and retired the shares in treasury. We are pursuing collection of approximately $4.0 million from two former officers. The remainder of the indebtedness has been cancelled.

   Except as otherwise described above and other than ordinary course grants and exercises of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Navigant Consulting or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Navigant Consulting.

Section 11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

   Eligible options we acquire in connection with the offer will be cancelled. If consummated, this offer will result in a compensation charge to us of up to $250,000 if all of the eligible options are tendered and accepted for purchase. This charge will be reflected on our consolidated financial statements for the quarter in which the offer is consummated.

Section 12.  Legal Matters; Regulatory Approvals

   We are not aware of any license or regulatory permit material to our business that might be adversely affected by the offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the eligible options or the payment of the option purchase price for options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and payment for, eligible options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept tendered options and to pay the option purchase price therefore is subject to the conditions described in Section 6.

Section 13.  Material U.S. Federal Income/Withholding Tax Consequences

   The following is a general summary of the material federal income tax and withholding tax consequences of the offer only for U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended
(which we refer to in this Section as the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

   YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

   The cash amounts paid to option holders who tender options for cancellation are taxed as ordinary compensation income of the option holders in the year received. This income is subject to withholding of income and employment taxes.

   You will not be subject to current income tax if you do not elect to exchange your eligible options for restricted stock.

Section 14.  Extension of Offer; Termination; Amendment

   We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any eligible options surrendered or tendered for purchase by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

   Prior to the expiration date of the offer, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

   Prior to the expiration date of the offer, we may terminate the offer if any of the conditions described in Section 6 occurs. In such event, any tendered eligible options will continue to be held by the tendering option holder as if no tender had occurred.

   As long as we comply with any applicable laws, we reserve the right, in our sole discretion, to amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by changing the number or type of options eligible to be purchased in the offer.

   We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 A.M., central time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be made by issuing a press release.

   If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

  . increase or decrease what we will give you as payment for your eligible options; or

  .  change the number or type of options eligible to be tendered in the offer.

   If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

Section 15.  Fees and Expenses

   We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to tender eligible options under this offer.

Section 16.  Additional Information

   This Offer to Purchase is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to sell your options:

      (a) our annual report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 28, 2002;

      (b) our quarterly report on Form 10-Q for our quarter ended March 31, 2002, filed with the SEC on May 10, 2002;

      (c) our quarterly report on Form 10-Q for our quarter ended June 30, 2002, filed with the SEC on August 14, 2002;

      (d) our current report on Form 8-K, filed with the SEC on January 9, 2002;

      (e) post-effective amendment no. 2 to our registration statement on Form S-8 (registering shares to be issued under our Long-Term Incentive Plan), filed with the SEC on April 27, 2001; and

      (f) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on July 20, 1999, including any further amendments or reports we file for the purpose of updating that description.

   The SEC file number for these filings is 0-28830. These filings and our other SEC filings may be examined, and copies may be obtained, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

   We will also provide without charge to each person to whom we deliver a copy of this Offer to Purchase, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                           Navigant Consulting, Inc.
                           Attn: Investor Relations
                            615 North Wabash Avenue
                            Chicago, Illinois 60611

or by telephoning our Investor Relations Department at (312) 573-5600 between the hours of 9:00 A.M. and 5:00 P.M., central time.

   As you read the documents listed in this Section 16, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this Offer to Purchase, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

   The information contained in this Offer to Purchase about Navigant Consulting should be read together with the information contained in the documents to which we have referred you in this Offer to Purchase.

Section 17.  Forward Looking Statements; Miscellaneous

   Statements made in this Offer to Purchase might not qualify as forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. If at any time we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in that jurisdiction.

   We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to tender be accepted from or on behalf of, the option holders residing in such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM ELECTING TO TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                                                        ANNEX A

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of common stock as of August 31, 2002 by: (i) each person we know to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each of our chief executive officer and our four most highly compensated officers other than the chief executive officer; and
(iv) all of our directors and executive officers as a group. We believe that each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such holder, subject to community property laws where applicable. Except where noted otherwise, the address of each person named below is in care of our principal executive offices.

                                                                    Shares Beneficially
                                                                        Owned (1)
                                                                    -------------------
Officers, Directors and 5% Shareholders                              Number    Percent
---------------------------------------                             ---------  -------
Heartland Advisors, Inc. (2)....................................... 4,876,500   12.0
Liberty Wanger Asset Management, L.P. (3).......................... 3,190,000    7.9
William M. Goodyear (4)............................................   657,586    1.3
Ben W. Perks (5)...................................................   283,560      *
Philip P. Steptoe (6)..............................................   193,341      *
Thomas A. Gildehaus (7)............................................    33,000      *
Valerie Jarrett (8)................................................    16,861      *
Peter B. Pond (9)..................................................   129,546      *
Samuel K. Skinner (10).............................................    44,000      *
James R. Thompson (11).............................................   129,546      *
All current directors and executive officers as a group (8) persons 1,487,440    3.7

   -----
    *  Less than 1%
(1) Applicable percentage of ownership as of August 31, 2002 is based upon approximately 40,562,000 shares of common stock outstanding. Beneficial ownership generally means that a shareholder has sole or shared power to vote or sell the stock either directly or indirectly.
(2) Based on information provided in the Schedule 13G filed by Heartland Advisors, Inc. and William J. Nasgovitz (its President and principal shareholder) with the Securities and Exchange Commission on January 31, 2002. Of the 4,876,500 shares reported on the Schedule 13G, Heartland reported sole voting power with respect to 1,126,500 shares and sole dispositive power with respect to all 4,876,500 shares and Mr. Nasgovitz reported sle voting power with respect to 3,335,200 shares. The address of Heartland Advisors, Inc. and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.
(3) Based on information provided in the Schedule 13G filed by Liberty Wanger Asset Management, L.P. ("LWAM"), WAM Acquisition GP, Inc. ("WAMGP") and Liberty Acorn Trust ("Acorn") with the Securities and Exchange Commission on February 13, 2002. Of the 3,190,000 shares reported on Schedule 13G, LWAM and WAMGP reported shared voting and dispositive power with respect to all of the shares and Acorn reported shared voting and dispositive power with respect to 2,200,000 of the shares. The address of LWAM, WAMGP and Acorn is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(4) Includes 325,375 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.
(5) Includes 202,500 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.
(6) Includes 120,000 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.
(7) Includes 17,000 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.

 (8) Includes 15,000 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.
 (9) Includes 115,125 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.
(10) Includes 26,000 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.
(11) Includes 111,800 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.


                                      A-2